Exhibits 10.a

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 31, 2011

among

AT&T INC.,

as Borrower,

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders,

BANK OF AMERICA, N.A.,

BARCLAYS CAPITAL, and

CITIBANK, N.A.,

as Syndication Agents,

BNP PARIBAS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

THE ROYAL BANK OF SCOTLAND PLC,

UBS LOAN FINANCE LLC and

WELLS FARGO BANK, N.A.,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arranger and Sole Bookrunner

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers

BNP PARIBAS,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

RBS SECURITIES CORPORATION,

UBS SECURITIES LLC and

WELLS FARGO SECURITIES, LLC,

as Co-Arrangers

i

ii

Schedules
Schedule I	-	List of Applicable Lending Offices
Schedule 5.02(a) -		Existing Liens

Exhibits
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Opinion of Counsel of the Borrower
Exhibit E	-	Form of Opinion of Special Counsel to the Agent
Exhibit F	-	Form of Tax Certificate

ii

CREDIT AGREEMENT

Dated as of March 31, 2011

AT&T INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A., BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, and CITIBANK, N.A., as syndication agents, BNP PARIBAS, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, THE ROYAL BANK OF SCOTLAND PLC, UBS LOAN FINANCE LLC, and WELLS FARGO BANK, N.A., as documentation agents, and JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase Bank”), as administrative agent (in such capacity, the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.        Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the acquisition by the Borrower, directly or through one of its wholly owned domestic Subsidiaries, of 100% of the equity interests of the Target.

“Activities” has the meaning specified in Section 7.02(b).

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Advance).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 15% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise; provided, however, that no stockholder of Deutsche Telekom AG shall be an Affiliate of the Borrower solely by virtue of its equity interest in Deutsche Telekom AG.

“Agent” has the meaning specified in the preamble hereto.

“Agent’s Account” means the account of the Agent maintained by the Agent at JPMorgan Chase Bank at its office at 1111 Fannin Street, 10th Floor, Houston, Texas 77002 or such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Agent’s Group” has the meaning specified in Section 7.02(b).

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

“Applicable Margin” means (a) for Base Rate Advances, at any date, a rate per annum equal to the greater of (i) the Applicable Margin for Eurocurrency Rate Advances at such date minus 1.00% and (ii) 0.00% per annum and (b) for Eurocurrency Rate Advances, as of any date, a percentage per annum equal to the amount set forth below under the heading “Eurocurrency Spread” (the “Eurocurrency Spread”), determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s/Fitch	Eurocurrency Spread
Level 1 A / A2 / A	0.75%
Level 2 Lower than Level 1	0.875%

; provided that the Eurocurrency Spread set forth above shall increase for each of Level 1 and Level 2 by an additional 0.25% on the date that is 90 days after the Closing Date and every 90 days thereafter.

“Applicable Percentage” means, (a) as of any date from the Effective Date until the earlier of (i) March 20, 2012 and (ii) the Commitment Termination Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below under the heading “Year 1 Applicable Percentage” and (b) as of any date from March 20, 2012 until the Commitment Termination Date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below under the heading “Applicable Percentage Thereafter”:

Public Debt Rating S&P/Moody’s/Fitch	Year 1 Applicable Percentage	Applicable Percentage Thereafter
Level 1 A / A2 / A	0.08%	0.10%
Level 2 Lower than Level 1	0.10%	0.125%

“Asset Sale” means any non-ordinary course sale or other non-ordinary course disposition of assets to a Person other than the Borrower or a Subsidiary thereof in one transaction or series of related transactions for Net Cash Proceeds of $500,000,000 or more, other than, (a) any sale or other disposition of inventory, used or surplus equipment, cash or cash equivalents (it being understood that cash equivalents shall not include Capital Stock), (b) sales or other dispositions by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary, (c) sales or other dispositions by foreign Subsidiaries to the extent that, in the case of this clause (c), repatriation to the United States of the related proceeds is prohibited or delayed by applicable local law or would in the good faith judgment of the Borrower have an adverse tax consequence and (d) any such sale or other disposition consummated in connection with a Receivables Securitization.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)        the rate of interest announced publicly by JPMorgan Chase Bank in New York, New York, from time to time, as JPMorgan Chase Bank’s prime rate;

(b)         1/2 of one percent per annum above the Federal Funds Rate; and

(c)        the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(i).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means any Advances of the same Type made, Converted or continued on the same date and, in the case of Eurocurrency Rate Advances, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“Closing Date” has the meaning specified in Section 3.02.

“Commitment” means as to any Lender (a) the Dollar amount set forth under the caption “Commitments” opposite such Lender’s name on Schedule I hereto or (b) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.06(c), as such amount may be reduced pursuant to Section 2.04. The aggregate amount of the Commitments on the Effective Date is $20,000,000,000.

“Commitment Termination Date” means the earliest of (a) September 20, 2012, (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.04 or 6.01, (c)

the date of termination by the Borrower of the Stock Purchase Agreement prior to the Closing Date and (d) the Closing Date.

“Communications” has the meaning specified in Section 8.02(b).

“Confidential Information” means information that is furnished to the Agent or any Lender by or on behalf of the Borrower, but does not include any such information that is or becomes generally available to the public (other than as a result of a violation of this Agreement).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c) accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof (d) interest expense, (e) income tax expense or benefit, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means (i) the Acquisition and (ii) any other acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value in excess of $10,000,000,000. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $1,000,000,000.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a Consolidated basis for such period in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.07 or 2.08.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantees by such Person of Debt of others.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.17(c), at any time, any Lender that, at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances, within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent or the Borrower (based on its reasonable belief that such Lender may not fulfill its funding obligations hereunder), to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender upon receipt of such confirmation by, in form and substance reasonably acceptable to, the Agent or the Borrower, (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (e) shall generally not pay its debts as those debts come due or shall admit in writing its inability to pay its debts or shall become insolvent; provided that a Lender shall not be a Defaulting Lender solely by virtue of the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Duration Fee” means with respect to any Lender, as of any date of determination, the amount equal to (a) the Duration Percentage in effect on such date of determination, times (b) the outstanding principal amount of such Lender’s Advances on such date of determination.

“Duration Percentage” means as of any day set forth below, (a) if the then outstanding amount of Advances is greater than $10,000,000,000, the rate set forth under Column I opposite such day and (b) otherwise, the rate set forth under Column II opposite such day:

Day after Closing Date:	Column I	Column II
90th day	0.50%	0.00%
180th day	0.75%	0.50%
270th day	1.00%	0.75%

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a Lender or an Affiliate of a Lender, but only if such Lender and its Affiliates hold, and after giving effect to such proposed assignment will hold, interests in less than 15% of the then outstanding Advances or Commitments, as applicable, whether as a Lender or a participant (it being understood that the assignor shall be entitled to rely conclusively on, and the assignment shall have been validly consummated based upon, the representation made by the assignee in the Assignment and Acceptance regarding the foregoing), and (ii) any bank, financial institution or other institutional lender approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.06, the Borrower, such approvals not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.07.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.06(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 though 1474 of the Internal Revenue Code, as in effect on the date hereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fitch” means Fitch, Inc.

“GAAP” has the meaning specified in Section 1.03.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Initial Lenders” has the meaning specified in the preamble hereto.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)        the Borrower may not select any Interest Period that ends after the Maturity Date;

(b)        whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)        whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“JPMorgan Chase Bank” has the meaning specified in the preamble hereto.

“Lead Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger of the Commitments.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.06.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, properties, assets, liabilities, business or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the material rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of the Borrower to perform its payment obligations under this Agreement or any Note.

“Maturity Date” means the first anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) in connection with any Asset Sale, the proceeds thereof actually received by the Borrower or one or more of its Subsidiaries in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, it being understood that cash equivalents shall not include Capital Stock), net of the sum, without duplication, of (i) attorneys’ fees, accountants’ fees, economists’ fees, consulting fees, investment banking fees and other out-of-pocket fees incurred in connection therewith and other expenses incurred in connection therewith, (ii) amounts required to be applied to the payment or repayment of obligations secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale, (iii) taxes paid or reasonably estimated to be payable as a result thereof, (iv) any indemnities paid to third parties as a result thereof, (v) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided that upon any termination of such reserve, all amounts not paid out in connection therewith shall be deemed to be “Net Cash Proceeds” of such Asset Sale), and (vi) amounts applied or committed to be applied to the purchase price of property or assets useful in the business of the Borrower or its Subsidiaries within 365 days after the receipt of such proceeds and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Debt, the proceeds thereof actually received by the Borrower or one or more of its Subsidiaries in the form of cash and cash equivalents (it being understood that cash equivalents shall not include Capital

Stock), net of attorneys’ fees, accountants’ fees, economists’ fees, consulting fees, investment banking fees, underwriting discounts and commissions or placement fees, and other out-of-pocket fees incurred in connection therewith and other expenses actually incurred in connection therewith. Any such proceeds received by a Subsidiary that is not wholly owned shall only be “Net Cash Proceeds” to the extent that the Borrower may cause such proceeds to be distributed to it or to a wholly owned Subsidiary of the Borrower under applicable law and subject to any contractual restriction binding on or affecting such Subsidiary.

“Net Tangible Assets” means, at any date, with respect to the Borrower, the total assets appearing on the most recently prepared Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Borrower for which such balance sheet is available, prepared in accordance with GAAP, less (a) all current liabilities as shown on such balance sheet and (b) the value (net of any applicable reserves), as shown on such balance sheet of (i) all trade names, trademarks, licenses, patents, copyrights and goodwill, (ii) organizational costs and (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participant Register” has the meaning specified in Section 8.06(f).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as it may be amended or otherwise modified from time to time.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) any interest or title of a lessor or sublessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased or subleased; (f) Liens that are contractual rights of set-off generally; (g) licenses, sublicenses, leases or subleases of intellectual property granted to Persons who are not Affiliates of the Borrower in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; and (h) Liens on deposit or securities accounts arising solely by virtue of any statutory or common law provisions or ordinary course contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies for account and transaction fees and other amounts due to the depository institution or securities intermediary where any deposit, securities or brokerage accounts are maintained so long as the amounts subject to such Liens do not secure Debt.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by any of S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 2 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P, Moody’s and Fitch fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the highest rating, unless the lowest of such ratings is more than one level below the highest of such ratings, in which case the Applicable Margin and the Applicable Percentage shall be based upon the rating that is one level above the lowest of such ratings; (d) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Receivables Securitization” means sales of accounts receivable of the Borrower or any of its Subsidiaries in connection with agreements for limited recourse or non-recourse sales by the Borrower or Subsidiary for cash, provided that (a) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Board of Directors of the Borrower or Subsidiary and (b) such agreement does not create any interest in any asset other than accounts receivable (and property securing or otherwise supporting accounts receivable) and proceeds of the foregoing.

“Reference Banks” means JPMorgan Chase Bank, Bank of America, N.A., Barclays Bank PLC, Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch.

“Register” has the meaning specified in Section 8.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments, provided that (a) if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances or Commitments, as applicable, of such Lender at such time and (b) if any Lender and its Affiliates shall hold Advances or Commitments in excess of 15% of the then outstanding Advances or Commitments, as applicable, such excess shall be excluded from the determination of Required Lenders, unless the Borrower has consented to such aggregate holdings.

“S&P” means Standard & Poor’s Financial Services LLC.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of March 20, 2011, by and between Deutsche Telekom AG and the Borrower, as the same may be amended, supplemented or otherwise modified from time to time, provided that any such amendments, supplements or modifications shall not be materially adverse to the Lenders.

“Stock Purchase Documentation” means, collectively, the Stock Purchase Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time, provided that any such amendments, supplements or modifications shall not be materially adverse to the Lenders.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Target” means T-Mobile USA, Inc., a Delaware corporation.

“Taxes” has the meaning specified in Section 2.13(a).

“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement, (b) the borrowing of Advances and the use of proceeds thereof and (c) the consummation of the Acquisition.

“Type” has the meaning specified in the definition of Advance.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02.        Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03.        Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). Notwithstanding any other provision contained herein, Debt for Borrowed Money shall not include any obligations under leases that would be classified as operating leases under generally accepted accounting principles as in effect on the date hereof, and the payments thereon shall not constitute interest expense.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.        The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Advance in Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment. The Advances may from time to time be Eurocurrency Rate Advances or Base Rate Advances, as determined by the Borrower and notified to the Agent in accordance with Sections 2.02 and 2.08. The Commitments shall terminate on the Commitment Termination Date, and Advances shall not be made thereafter.

Section 2.02.        Making the Advances.  (a)  The borrowing of Advances on the Closing Date shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the Closing Date in the case of a Borrowing consisting of Eurocurrency Rate Advances or (y) 12:00 noon (New York City time) on the Closing Date in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Such notice by the Borrower (the “Notice of Borrowing”) shall be by telephone (and confirmed immediately in writing), telecopier or, in accordance with Section 8.02(b), e-mail (confirmed immediately by telephone) in substantially the form of Exhibit B hereto, requesting therein that the Lenders make the Advances on the Closing Date and specifying therein (i) the requested Closing Date, (ii) the Type of Advances comprising such Borrowing, (iii) the aggregate amount to be borrowed and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period therefor. Each Lender shall, at the time (which shall be during business hours) specified on the Closing Date by the Borrower that is at least three business hours after the time at which the Notice of Borrowing is given to the Agent (it being understood that business hours for purposes hereof are the hours during the period from 9:00 A.M. to 4:00 P.M. (New York City time) on Business Days), make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.

(b)        Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurocurrency Rate Advances if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.07 or 2.11.

(c)        If the Notice of Borrowing specifies that any Advances on the Closing Date are to be Eurocurrency Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing as the Closing Date the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing of Eurocurrency Rate Advances when such Advance, as a result of such failure, is not made on such date.

(d)        Unless the Agent shall have received notice from a Lender prior to the time of the Borrowing on the Closing Date that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the Closing Date in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of the Borrowing on the Closing Date for purposes of this Agreement.

(e)        The failure of any Lender to make the Advance to be made by it on the Closing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the Closing Date.

Section 2.03.        Fees.  (a)  Commitment Fee.  The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the amount of such Lender’s unused Commitment then in effect from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Commitment Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2011, and on the Commitment Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee in respect of its Commitment for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)        Duration Fee. On each of the 90th, 180th and 270th days after the Closing Date, the Borrower agrees to pay to the Agent for the account of each Lender a Duration Fee.

(c)        Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

Section 2.04.        Optional Termination or Reduction of the Commitments.  The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.05.        Repayment of Advances.  The Borrower shall repay to the Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of the Advances then outstanding.

Section 2.06.        Interest on Advances.  (a)  Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)        Base Rate Advances.    During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods, on the date such Base Rate Advance shall be Converted, on the Maturity Date and on the date of payment in full.

(ii)        Eurocurrency Rate Advances.    During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, on the date such Eurocurrency Rate Advance shall be Converted, on the Maturity Date and on the date of payment in full.

(b)        Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) the Agent shall, and upon the occurrence and during the continuance of any other Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

Section 2.07.        Interest Rate Determination.  (a)  Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.06(a)(ii).

(b)        If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the Closing Date in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such

Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower will, on the last day of the then existing Interest Period therefor, Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)        If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d)        On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by prepayment or otherwise, to less than $10,000,000, such Advances shall be automatically Converted into Base Rate Advances.

(e)        Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f)        If Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(i)        the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii)     with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)    the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.08.        Optional Conversion of Advances.  The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.07 and 2.11, Convert Advances of one Type comprising the same (or part of the same) Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than $10,000,000 and no Conversion of any Advances shall result in more than 12 separate Borrowings. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.09.        Prepayments of Advances and Mandatory Reductions of Commitments.  (a)  Optional. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

(b)        Mandatory.  (i)  If any Debt shall be issued or incurred by the Borrower or any of its Subsidiaries at any time after the Effective Date, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the fifth Business Day following the settlement date of such issuance or incurrence toward the reduction of the Commitments or the prepayment of the Advances, as set forth in Section 2.09(b)(iv); provided that this paragraph shall not apply to the Net Cash Proceeds of (i) any Debt (A) issued or incurred under any existing loan, credit or similar facility of the Borrower or its Subsidiaries or (B) that refinances, extends, renews or replaces any existing debt security or loan, credit or similar facility of the Borrower or its Subsidiaries, (ii) any Debt issued or incurred for working capital purposes or otherwise in the ordinary course of business (including project financing and purchase money and other Debt incurred to finance the acquisition, construction or improvement of assets), (iii) any Debt of the Borrower or any of its Subsidiaries owed to the Borrower or any of its Subsidiaries and (iv) any commercial paper or Receivables Securitization facilities entered into in the ordinary course of business.

(ii)        If any Capital Stock shall be issued by the Borrower or any of its Subsidiaries in a public offering at any time after the Effective Date (other than any such Capital Stock issued pursuant to employee and other benefit plans, stock option or stock purchase plans, management equity plans, equity compensation plans, other benefit plans or compensation arrangements or accommodations for current or former directors, officers, employees or consultants of the Borrower existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stockholders of the Borrower and other than with respect to any transactions solely among the Borrower and its Subsidiaries), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the fifth Business Day following the date of such issuance toward the reduction of the Commitments or the prepayment of the Advances, as set forth in Section 2.09(b)(iv).

(iii)       If the Borrower or any of its Subsidiaries shall consummate any Asset Sale at any time after the Effective Date, then an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the fifth Business Day following the date of consummation thereof toward the reduction of the Commitments or the prepayment of the Advances, as set forth in Section 2.09(b)(iv); provided that, notwithstanding the foregoing, the first $10,000,000,000 of Net Cash Proceeds received from Asset Sales by the Borrower and its Subsidiaries as a whole shall be excluded from the requirements of this Section 2.09(b)(iii).

(iv)      Net Cash Proceeds referred to in any of paragraphs (i), (ii) and (iii) of this Section 2.09(b) shall, on the date specified in such paragraph, (i) if received prior to the Closing Date, result in a permanent ratable reduction of the Commitments by the amount of such Net Cash Proceeds and (ii) if received on or after the Closing Date, be applied to the prepayment of the Advances in the amount of such Net Cash Proceeds. Prior to any prepayment of Advances under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid (or, if no such specification shall have been provided, the Agent shall apply such prepayment, first, to Base Rate Advances and, second, to Eurocurrency Rate Advances in direct order of the next succeeding Interest Payment Dates therefor). Each prepayment of a Borrowing shall be applied ratably to the Advances included in the prepaid Borrowing.

(v)        Each prepayment made pursuant to this Section 2.09(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(c).

Section 2.10.        Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)        If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, this Section 2.10(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented.

(c)        If a Lender demands payment from the Borrower at any time pursuant to this Section 2.10 or Section 2.13, then the Borrower may replace such Lender with a replacement Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (ii) the replacement Lender shall be reasonably satisfactory to the Agent and (iii) the Borrower shall make such replacement in accordance with the provisions of Section 8.06. In no event shall the replacement of a Lender in accordance with this Section impair, expand or otherwise affect the obligation of the Borrower to make the payments due to such Lender pursuant to this Section 2.10 or Section 2.13.

Section 2.11.        Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder (a) each Eurocurrency Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Eurocurrency Rate Advances or to continue to fund or maintain Eurocurrency Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.12.        Payments and Computations.  (a)  The Borrower shall make each payment hereunder, without counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)        All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of commitment fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)        Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)        Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.13.        Taxes.  (a)  Any and all payments by or on behalf of the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, (w) taxes imposed on overall net income, branch profits taxes, franchise taxes imposed in lieu of net income taxes and other similar taxes, in each case by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, or by any other jurisdiction with respect to which the Lender or the Agent, as the case may be, has a present or former connection (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes or any other documents to be delivered hereunder), (x) taxes that are attributable to a Lender’s failure to comply with the requirements of paragraph (f) of this Section, (y) United States federal withholding taxes imposed on amounts payable to such Lender on the date such Lender becomes a party to this Agreement, or changes its Applicable Lending Office except to the extent that such Lender or its assignor (if any) was entitled, at the time of the change in Applicable Lending Office (or assignment) to receive additional amounts from the Borrower pursuant to this paragraph, and (z) any United States withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent are required by law to be deducted or withheld, (i) the sum payable by the Borrower shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made and (ii) if the Borrower is the withholding agent under applicable law, the Borrower shall make such deductions and shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)        The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand thereof.

(d)        Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e)        Each Lender shall indemnify the Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any governmental authority that are attributable to such Lender and that are payable or paid by the Agent, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Agent makes written demand therefor. Notwithstanding anything to the contrary, nothing in this Section 2.13(e) shall affect the Lender’s rights with respect to the Borrower pursuant to this Agreement or the Notes.

(f)        (i) (A) Each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower and the Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. (B) Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent (x) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (y) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the Notes, or (z) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding tax, in each case, duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law which permits the Borrower and/or the Agent to determine any withholdings or deductions required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and from time to time thereafter upon the request of the Borrower or the Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(ii)        If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(g)        Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender; provided, however, that if any such Lender fails to change the jurisdiction of its Applicable Lending Office to a jurisdiction with respect to which no additional amounts are owed under this Section 2.13 within of 30 days of receiving such a request from Borrower, the Borrower may replace such Lender pursuant to Section 2.10(c).

(h)        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any amount as to which it has been indemnified pursuant to this Section 2.13 (including additional amounts paid pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the amounts giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 2.13(h), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.13(h) if such payment would place such indemnified party in a less favorable position (on a net after-tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.13(h) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

Section 2.14.        Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.15.        Evidence of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount of the Advance made by such Lender. Each Lender that receives a Note pursuant to this Section 2.15 agrees that, upon the earlier of the termination or expiration of this Agreement, such Lender will return such Note to the Borrower.

(b)        The Register maintained by the Agent pursuant to Section 8.06(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)        Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.16.        Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely (a) to finance payments to the equityholders of the Target in connection with the Acquisition and (b) to pay fees and expenses related to the Transactions.

Section 2.17.        Defaulting Lenders.  (a)  Notwithstanding anything to the contrary contained in this Agreement, any payment by the Borrower for the account of a Defaulting Lender under this Agreement shall not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Agent in a segregated non-interest bearing account until the earlier of the date the Defaulting Lender is no longer a Defaulting Lender or the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)        No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by the Borrower of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.17.

The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to any other rights and remedies which the Borrower, the Agent or any Lender may have against such Defaulting Lender.

(c)        If the Borrower and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, to the extent the Closing Date has occurred, that Lender will, to the extent applicable, take such other actions as the Agent may determine to be necessary to cause such Lender to fund its Advance in respect of its Commitment; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01.        Conditions Precedent to Effective Date.  This Agreement shall become effective on and as of the first date on or before September 20, 2012 (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a)        The Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b)        The Borrower shall have paid all accrued fees and expenses of the Agent, the Lead Arranger and the Lenders (including the accrued fees and expenses of counsel to the Agent) required to be paid on or prior to the Effective Date.

(c)        On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)        The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii)       No event has occurred and is continuing that constitutes an Event of Default.

(d)        The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent:

(i)        Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

(ii)       A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

(iii)     Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, as of a recent date.

(e)        No later than three Business Days prior to the Effective Date, the Agent and the Lenders shall have received any information required by the Patriot Act or necessary for the Agent or any Lender to verify the identity of the Borrower as required by the Patriot Act or other “know your customer” and anti-money laundering rules and regulations; provided that such information shall have been requested by the Agent and the Lenders reasonably in advance of the Effective Date.

Section 3.02.        Conditions to Closing Date.  The obligation of each Lender to make an Advance shall be subject to the following conditions precedent (the first date on or after the Effective Date on which such conditions have been satisfied or waived, the “Closing Date”, which date shall in no event be later than September 20, 2012):

(a)        The Agent shall have received from the Borrower the Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.

(b)        The Agent shall have received on or before the Closing Date, dated the Closing Date, in form and substance satisfactory to the Agent:

(i)        A favorable opinion of the general counsel of the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request; and

(ii)       A favorable opinion of Simpson Thacher & Bartlett LLP, special counsel to the Agent, substantially in the form of Exhibit E hereto, with such other changes as may be reasonably acceptable to the Agent.

(c)        The Acquisition shall be consummated (i) substantially concurrently with the making of the Advances on the Closing Date and (ii) in accordance with the Stock Purchase Documentation. The Agent shall have received from the Borrower certified copies of the Stock Purchase Agreement and all amendments, modifications, waivers and consents, if applicable, under the Stock Purchase Documentation.

(d)        The Borrower shall have paid all accrued fees and expenses of the Agent, the Lead Arranger and the Lenders (including the accrued fees and expenses of counsel to the Agent required to be paid on or prior to the Closing Date).

(e)        On the Closing Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Closing Date, stating that:

(i)        (A) The representations and warranties contained in Section 4.01 (except the representations set forth in subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of the Closing Date, before and after giving effect to the consummation of the Transactions, and (B) the representations and warranties contained in Section 4.01(e)(i) are correct on and as of the Closing Date, before giving effect to the consummation of the Transactions;

(ii)        No event has occurred and is continuing, or would result from the consummation of the Transactions, that constitutes a Default; and

(iii)        Since December 31, 2010, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Borrower and its Subsidiaries, taken as a whole.

(f)        To the knowledge of the Borrower, all existing material Debt of the Target and its Subsidiaries, taken as a whole, shall have been, or shall substantially concurrently with the making of the Advances on the Closing Date be, repaid in full.

Section 3.03.        Determinations Under Sections 3.01 and 3.02.  For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date or Closing Date, as applicable, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date or Closing Date, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.        Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)        The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)        The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, subject to any applicable debt limitations established by the Board of Directors of the Borrower, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

(c)        No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d)        This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

(e)        (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2010, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with generally accepted accounting principles consistently applied and (ii) except as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, since December 31, 2010, there has been no Material Adverse Effect.

(f)        There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is not disclosed in a filing by the Borrower with the Securities and Exchange Commission and would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g)        The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) that are subject to a restriction on sale, pledge, or disposal under this Agreement will be represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)        The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01.        Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a)        Compliance with Laws, Etc.   Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Patriot Act, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)        Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all federal and other material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its material property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)        Maintenance of Insurance.   Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure (including through captive insurance subsidiaries) to the extent consistent with prudent business practice.

(d)        Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and its material rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower or such Subsidiary.

(e)        Visitation Rights.  At any reasonable time and from time to time during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and, upon execution of a confidentiality agreement, to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of the officers or directors of the Borrower and with their independent certified public accountants; provided, however, that examination of the records and books of account of the Borrower or any of its Subsidiaries shall occur only at times when an Advance or Advances shall be outstanding.

(f)        Keeping of Books.   Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)        Maintenance of Properties, Etc.   Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h)        Reporting Requirements.  Furnish to the Lenders:

(i)        as soon as available and in any event within 40 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (it being understood that the certification provided by the chief financial officer in compliance with the Sarbanes-Oxley Act is acceptable for this purpose) and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (it being understood that the only certification regarding pro forma adjustments included in such calculation shall be that the adjustments are reasonable good faith estimates prepared on the basis of information available as of the date that such pro forma adjustments are determined), provided that in the event of any change since the date hereof in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall provide the financial information required for the determination of compliance with Section 5.03 based on GAAP in effect as of the date hereof;

(ii)        as soon as available and in any event within 75 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of national standing to the effect that such Consolidated financial statements fairly present its financial condition and results of operations on a Consolidated basis in accordance with generally accepted accounting principles consistently applied and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 (it being understood that the only certification regarding pro forma adjustments included in such calculation shall be that the adjustments are reasonable good faith estimates prepared on the basis of information available as of the date that such pro forma adjustments are determined), provided that in the event of any change since the date hereof in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall provide the financial information required for the determination of compliance with Section 5.03 based on GAAP in effect as of the date hereof;

(iii)        as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)        if Advances are outstanding and if such are not available on the Internet at www.att.com, www.sec.gov or another website designated by the Borrower, promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v)        prompt notice of the commencement of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)        such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request of a material nature that may reasonably relate to the condition (financial or otherwise), operations, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Reports and financial statements required to be furnished by the Borrower pursuant to clauses (i), (ii) and (iv) of this subsection (h) shall be deemed to have been furnished on the earlier of (A) the date on which such reports and financial statements are posted on the Internet at www.sec.gov or (B) the date on which the Borrower posts such reports, or reports containing such financial statements, on its website on the Internet at www.att.com or at such other website identified by the Borrower in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge; provided that the Lenders shall be deemed to have received the information specified in clauses (i), (ii) and (iv) of this subsection (h) on the date (x) such information is posted at the website of the Agent identified from time to time by the Agent to the Lenders and the Borrower and (y) such posting is notified to the Lenders (it being understood that the Borrower shall have satisfied the timing obligations imposed by those clauses as of the earliest date such information is posted on the Internet at www.sec.gov or the website referred to in clause (B) above).

Section 5.02.        Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:

(a)        Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)        Permitted Liens,

(ii)       purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment (including capital leases), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii)      the Liens existing on the date hereof and described on Schedule 5.02(a) hereto,

(iv)      Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v)        Liens on accounts receivable (and in property securing or otherwise supporting such accounts receivable together with proceeds thereof) of the Borrower and its Subsidiaries in connection with a Receivables Securitization,

(vi)      Liens on assets of a Subsidiary that is a regulated telephone company (a “Telco”) that, pursuant to the public debt indenture(s) of such Telco, are created upon the merger or conveyance or sale of all or substantially all of the assets of such Telco,

(vii)     Liens on real property securing Debt and other obligations in an aggregate principal amount not to exceed $1,000,000,000 at any time outstanding,

(viii)    other Liens securing Debt and other obligations in an aggregate principal amount not to exceed at any time outstanding five percent of Consolidated Net Tangible Assets, and

(ix)      the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)        Mergers, Etc.  Merge or consolidate with or into, or, directly or indirectly, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person.

(c)        Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

Section 5.03.      Financial Covenant.  The Borrower will maintain, from and after the Closing Date, as of the last day of each fiscal quarter, commencing with the first fiscal quarter ending following the Closing Date, a ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA of the Borrower and its Subsidiaries for the four quarters then ended of not more than 3.0 to 1.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.      Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)        The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or to make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b)        Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)        (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d)        The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or net amount of at least $400,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)        The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)        Final and non-appealable judgments or orders for the payment of money in excess of $400,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries thirty days shall have passed since such judgment became final and non-appealable and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)        (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to retirement, death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66 2/3% of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or

(h)        The Borrower or any ERISA Affiliate shall fail to satisfy minimum funding requirements under Section 412 of the Code or Section 302 of ERISA to any Plan, or apply for a waiver of such requirements;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE AGENT

Section 7.01.      Authorization and Authority.  Each Lender hereby irrevocably appoints JPMorgan Chase Bank to act on its behalf as the Agent hereunder and under the Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

Section 7.02.      Agent Individually.  (a)  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(b)        Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, the

Agent’s Group may receive or otherwise obtain information concerning the Borrower and its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) which information may not be available to any of the Lenders that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by the Agent to the Lenders.

(c)        Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including Confidential Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.

Section 7.03.      Duties of Agent; Exculpatory Provisions.  (a)  The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.

(b)        The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 6.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c)        Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d)        Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

Section 7.04.      Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05.      Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.

Section 7.06.      Resignation of Agent.  (a)  The Agent may at any time give notice of its resignation to the Lenders and the Borrower. At any time when the Agent or its Affiliate is a Defaulting Lender, the Required Lenders may, and upon the request of the Borrower shall, remove the Agent by giving notice to the Agent. Upon receipt or giving of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07.      Non-Reliance on Agent and Other Lenders.  (a)  Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder is suitable and appropriate for it.

(b)        Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)        the financial condition, status and capitalization of the Borrower;

(ii)       the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii)      determining compliance or non-compliance with any condition hereunder to the making of an Advance and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)      the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 7.08.      Indemnification.  The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the

Advances then owed to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.08 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

Section 7.09.      Other Agents.  Each Lender hereby acknowledges that neither the syndication agents, the documentation agents nor any other Lender designated as any “Agent” on the signature pages hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) waive any of the conditions specified in Section 3.01 or 3.02 without the written consent of all Lenders, (b) increase or extend the Commitments of the Lenders without the written consent of all Lenders, (c) reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable hereunder without the written consent of all Lenders directly affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder without the written consent of all Lenders directly affected thereby, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder without the written consent of all Lenders, or (f) amend this Section 8.01 without the written consent of all Lenders; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

Any term or provision of this Section 8.01 to the contrary notwithstanding, if the Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of this Agreement, then the Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received prior written notice thereof and the Agent shall not have received, within two Business Days of the date of such notice, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 8.02.      Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 8.02(b), if to the Borrower, at its address at 208 S. Akard Street, 27th Floor, Dallas, Texas 75202, Attention: Assistant Treasurer; if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at JPMorgan Loan Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention: Shannon L. Handcox; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall be effective when received. Delivery by telecopier or other electronic means of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)        So long as JPMorgan Chase Bank or any of its Affiliates is the Agent, such materials as the Borrower and the Agent shall agree shall be delivered to the Agent in an electronic medium in a .pdf format to the Agent and the Lenders by e-mail at 12012443629@tls.ldsprod.com, with copies to gohsiew.tan@jpmorgan.com, shannon.l.handcox@jpmchase.com and sheila.g.king@jpmorgan.com. With the Borrower’s prior consent, the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials, notices, requests or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”); provided, however, that the Borrower’s prior consent is not required in the event such information is publicly available. The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform and the Communications are provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform. No Indemnified Party will be liable to the Borrower or any of its Affiliates or any of their respective security holders or creditors for any damages arising from the use by unauthorized Persons of information or other materials sent through the Platform that are intercepted by such Persons, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, material breach or willful misconduct of such Indemnified Party.

(c)        Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 8.03.      No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04.      Costs and Expenses.  (a)  The Borrower agrees to pay within 20 days of demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of Simpson Thacher & Bartlett LLP, counsel for the Agent, with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

(b)        The Borrower agrees to indemnify and hold harmless the Agent and each Lender (each, an “Indemnified Party”) and each of their Related Parties from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and out of pocket fees and disbursements of one counsel to such Indemnified Party and its Related Parties) incurred by or asserted or awarded against any Indemnified Party or such Indemnified Party’s Related Parties, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, material breach or willful misconduct of such Indemnified Party or its Related Parties. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors, an Indemnified Party, a Related Party or any other Person (except for any disputes among any Indemnified Party and its Related Parties), whether or not any Indemnified Party or Related Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)        If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07(d), 2.09 or 2.11, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.06 as a result of a demand by the Borrower pursuant to Section 8.06(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance

(d)        Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 8.05.      Binding Effect.  This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders.

Section 8.06.      Assignments and Participations.  (a)  Each Lender may, and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10(c), upon such Lender becoming a Defaulting Lender or upon such Lender and its Affiliates holding interests in excess of 15% of the then outstanding Advances or Commitments, as applicable, whether as a Lender or a participant, unless the Borrower has consented to such aggregate holdings) upon at least five Business Days’ notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment or Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) unless otherwise consented to by the Borrower, each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.06(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.06(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and, subject to Section 2.17, all other amounts payable to such Lender under this Agreement (including any amounts payable to such Lender by the Borrower pursuant to Section 8.04(c) if any Eurocurrency Rate Advances owing to such replaced Lender are assigned other than on the last day of the Interest Period relating thereto), and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment (not including the Borrower), provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Borrower and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 8.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations (other than its obligations under Section 7.08 to the extent any claim thereunder relates to an event arising prior to such assignment and its obligations under Section 8.07) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b)        By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, including Section 8.07.

(c)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(d)        The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). In addition, the Agent shall maintain on the Register information regarding the designation and revocation of designation of any Lender as a Defaulting Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), so long as the participant represents that to the best of its knowledge, after due inquiry, such participant and its Affiliates hold, and after giving effect to such proposed participation will hold, interests in less than 15% of the then outstanding Advances or Commitments, as applicable, whether as a Lender or a participant; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to obtain any Confidential Information except in accordance with Section 8.06(g), or approve or disapprove any amendment or waiver of any provision of this Agreement or any Note or any consent or withholding of consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)        The Borrower agrees that each participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.10 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment, provided that, such participant shall not be entitled to receive any greater payment under Section 2.10 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation is made with the Borrower’s prior written consent, and that no participant shall be entitled to the benefits of Section 2.13 unless such Participant complies with Section 2.13(f) as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation upon the terms and subject to the conditions of this Agreement. Upon the reasonable request of the Agent or the Borrower, each Lender shall promptly provide to the Agent or the Borrower, as the case may be, the identity of such Lender’s participants and the aggregate amount of the participation interests held by each such participant and its Affiliates as set forth on the Participant Register maintained by such Lender, as of the date specified in such request.

(g)        Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall enter into a binding agreement enforceable by the Borrower containing provisions to preserve the confidentiality of any Confidential Information relating to the Borrower or any of its Affiliates received by it from such Lender, at least as favorable to the Borrower as Section 8.07.

(h)        Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 8.07.      Confidentiality; Patriot Act.  Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors on a “need to know” basis and, subject to the requirements of Section 8.06(g), to actual or prospective assignees and participants, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions or self regulatory authority and (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder. In the case of a disclosure pursuant to clause (b) above, the disclosing party agrees, to the extent permitted by applicable law, to promptly notify the Borrower prior to such disclosure and to request confidential treatment. Each of the Lenders hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow it to identify the Borrower in accordance with the Patriot Act.

Section 8.08.      Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09.      Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10.      Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Corporate Secretary of the Borrower at 208 S. Akard Street, 27th Floor, Dallas, Texas 75202 (the “Process Agent”) and the Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)        Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.11.      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any debtor relief laws, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 8.12.      Waiver of Jury Trial.  Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AT&T INC.

By	/s/ Jonathan P. Klug
Name: Jonathan P. Klug
Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By	/s/ Goh Siew Tan

Name: Goh Siew Tan
Title: Vice President

AT&T – Credit Agreement

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Lender

By	/s/ Lisa M. Webster

Name: Lisa M. Webster
Title: Director

AT&T – Credit Agreement

BARCLAYS BANK PLC,

By	/s/ Kevin Cullen

Name: Kevin Cullen
Title: Director

AT&T – Credit Agreement

CITIBANK, N.A.,
as Syndication Agent and as a Lender

By	/s/ Robert F. Parr

Name: Robert F. Parr
Title: Vice President & Managing Director

AT&T – Credit Agreement

BNP PARIBAS,
as Documentation Agent and as a Lender

By	/s/ Nicolas Rabier

Name: Nicolas Rabier
Title: Director

By	/s/ Christopher Sked

Name: Christopher Sked
Title: Director

AT&T – Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Documentation Agent and as a Lender

By	/s/ Doreen Barr

Name: Doreen Barr
Title: Director

By	/s/ Rahul Parmar

Name: Rahul Parmar
Title: Associate

AT&T – Credit Agreement

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
as a Lender

By	/s/ Andreas Neumeier

Name: Andreas Neumeier
Title: Managing Director

By	/s/ Ross Levitsky

Name: Ross Levitsky
Title: Managing Director

AT&T – Credit Agreement

DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent

By	/s/ Andreas Neumeier

Name: Andreas Neumeier
Title: Managing Director

By	/s/ Ross Levitsky

Name: Ross Levitsky
Title: Managing Director

AT&T – Credit Agreement

GOLDMAN SACHS BANK USA,
as Documentation Agent and as a Lender

By	/s/ Mark Walton

Name: Mark Walton
Title: Authorized Signatory

AT&T – Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC,
as Documentation Agent and as a Lender

By	/s/ Matthew Pennachio

Name: Matthew Pennachio
Title: Vice President

AT&T – Credit Agreement

UBS LOAN FINANCE LLC,
as Documentation Agent and as a Lender

By	/s/ Irja R. Otsa

Name: Irja R. Otsa
Title: Associate Director

By	/s/ Mary E. Evans

Name: Mary E. Evans
Title: Associate Director

AT&T – Credit Agreement

WELLS FARGO BANK, N.A.,
as Documentation Agent and as a Lender

By	/s/ Greg Campbell

Name: Greg Campbell
Title: Director

AT&T – Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By	/s/ Sheresse Clarke

Name: Sheresse Clarke
Title: Vice President

AT&T – Credit Agreement

THE BANK OF TOKYO MITSUBISHI UFJ, LTD.,
as a Lender

By	/s/ Brian McNany

Name: Brian McNany
Title: Associate

AT&T – Credit Agreement

SCHEDULE I

AT&T INC.

APPLICABLE LENDING OFFICES

Name of Initial Lender	Commitments	Lending Office
JPMorgan Chase Bank, N.A.	$1,800,000,000	1111 Fannin Street, 10th Floor Houston, Texas 77002 Attn: Shannon L. Handcox T: (713) 427-6103 F: (713) 750-2878
Bank of America, N.A.	$1,800,000,000	2001 Clayton Rd. Bldg B Concord, CA 94520 Attn: Karan Pahuja T: (415) 436-3685 ext. 83752 F: (312) 453-4807
Barclays Bank plc	$1,800,000,000	745 7th Avenue, 26th Floor New York, NY 101119 Attn: Szufan (Val) Shih T: (201) 499-4980 F: (917) 522-0453
Citibank, N.A.	$1,800,000,000	1615 Brett Road, Building III New Castle, DE 19720 Attn: Loan Administration T: (302) 894-6052 F: (212) 994-0847
BNP Paribas	$1,600,000,000	787 Seventh Avenue New York, NY 10019 Attn: Karl Anderson/Loan Servicing Dept. T: (212) 850-6602 F: (201) 850-4013
Credit Suisse AG, Cayman Islands Branch	$1,600,000,000	Eleven Madison Avenue, New York, NY 10010 Attn: Shawan Fox T: (212) 538-8608 F: (866) 469-3871
Deutsche Bank AG Cayman Islands Branch	$1,600,000,000	60 Wall Street MS: NYC60-4310 New York, NY 10005 Attn: Sharon Parker T: (904) 527-6518 F: (866) 240-3622
Goldman Sachs Bank USA	$1,600,000,000	30 Hudson Street, 38th Floor Jersey City, NJ 07302 Attn: Lauren Day c/o Goldman, Sachs & Co. T: (212) 902-1099 F: (917) 977-3966
The Royal Bank of Scotland plc	$1,600,000,000	600 Washington Blvd. Stamford, CT 06901 Attn: Javied Basha T: (203) 897-4431 F: (203) 873-5019
UBS Loan Finance LLC	$1,600,000,000	677 Washington Blvd. Stamford, CT 06501 Attn: Denise Bushee T: (203) 719-3167 F: (203) 719-3390
Wells Fargo Bank, N.A.	$1,600,000,000	1700 Broadway Denver, CO 80274 Attn: Jennie Calderon-Sanchez T: (303) 863-6136 F: (303) 863-2729
Morgan Stanley Senior Funding, Inc.	$800,000,000	One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah, 84111 Attn: Carrie D. Johnson T: (801) 236-3655 F: (718) 233-0967
The Bank of Tokyo Mitsubishi UFJ, Ltd., New York Branch	$800,000,000	1251 Avenue of the Americas, 12th Floor New York, NY 10020-1104 Attn: Jaime Velez T: (201) 413-8586 F: (201) 521-2304 / 2305
Total Commitments:	$20,000,000,000.00

SCHEDULE 5.02(a)

AT&T INC.

EXISTING LIENS

None.

EXHIBIT A - FORM OF

NON-NEGOTIABLE PROMISSORY NOTE

U.S.$	Dated: , 201

FOR VALUE RECEIVED, the undersigned, AT&T INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [                    ] (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Advance on the Closing Date] (the “Advance”).

The Borrower promises to pay interest on the unpaid principal amount of the Advance from the Closing Date until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement, dated as of March [    ], 2011, among the Borrower, the Lender and certain other lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”) for the Lenders, and the other agents parties thereto (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein and not defined herein being used herein as therein defined).

Both principal and interest in respect of the Advance are payable in lawful money of the United States of America to the Agent at the Agent’s Account, in same day funds. The Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

AT&T INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

4

EXHIBIT B - FORM OF NOTICE OF

BORROWING

JPMorgan Chase Bank, N.A., as Agent

        for the Lenders parties

        to the Credit Agreement

        referred to below

        [                      ]

        [                      ]

[Date]

        Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, AT&T Inc., refers to the Credit Agreement, dated as of March [__], 2011 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein and not defined herein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”) for the Lenders, and the other agents parties thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)        The Business Day of the Proposed Borrowing is                     , 201  .

(ii)        The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is [$                    ].

(iv)      The proceeds of the Proposed Borrowing shall be funded to the account maintained by the Borrower at                      at its office at                     , Account No.                     .

[(v) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is          month[s].]

[The undersigned hereby certifies that the following statements are true as of the date hereof:

(A)        (1) The representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection (e) thereof and in subsection (f)(i) thereof) are correct on and as of the Closing Date, before and after giving effect to the consummation of the Transactions, and (2) the representations and warranties contained in Section 4.01(e)(i) of the Credit Agreement are correct on and as of the Closing Date, before giving effect to the consummation of the Transactions;

(B)        no event has occurred and is continuing, or would result from the consummation of the Transactions, that constitutes a Default; and

(C) since December 31, 2010, there has not occurred any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Borrower and its Subsidiaries, taken as a whole.]1

Very truly yours,

AT&T INC.

By
Title:

[1]	To the extent a Notice of Borrowing is submitted prior to the Closing Date, this paragraph shall be deleted and a separate certificate, dated as of the Closing Date, shall be required.

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor with respect to the Commitments or Advances set forth below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]2]

3.	Borrower:	AT&T Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of March [__], 2011, among AT&T Inc., the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

2 Select as applicable.

6.        Assigned Interest:

Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/Advances [3]
$	$	%

Effective Date:                     , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:
Applicable Lending Office:

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders.

[Approved and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Approved:][5]

AT&T INC.

By
Title:

[4]	Required if the Assignee is an Eligible Assignee solely by reason of clause (ii) of the definition of “Eligible Assignee”.

[5]	Required if the Assignee is an Eligible Assignee solely by reason of clause (ii) of the definition of “Eligible Assignee”.

ANNEX 1

Credit Agreement, dated as of March [    ], 2011, among AT&T Inc., as borrower,

the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent,

and the other agents parties thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.   Representations and Warranties.

1.1   Assignor.   The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2.   Assignee.   The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered or deemed delivered pursuant to Section 5.01(h) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) to the best of its knowledge, after due inquiry, it and its Affiliates hold, and after giving effect to the assignment of the Assigned Interest will hold, interests in less than 15% of the then outstanding Advances or Commitments, as applicable, whether as a Lender or a participant, unless otherwise consented to by the Borrower, and (vi) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.   Payments.   From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.   General Provisions.   This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF

OPINION OF COUNSEL

OF THE BORROWER

                 , 201

To each of the Lenders parties

        to the Credit Agreement dated

        as of March [    ], 2011

        among AT&T Inc.,

        said Lenders, JPMorgan Chase Bank, N.A.,

        as Agent for said Lenders, and other agents parties thereto, and to JPMorgan Chase Bank, N.A., as Agent

Ladies and Gentlemen:

Pursuant to Section 3.02(b) of the Credit Agreement, dated as of March [__], 2011 (the “Credit Agreement”), among AT&T Inc. (the “Borrower”), the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Agent for said Lenders, and the other agents parties thereto, I am of the opinion that:

1.        The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.        The Credit Agreement has been duly authorized, executed and delivered, and constitutes a legal, valid and binding instrument enforceable against the Borrower in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity).

3.        Neither the execution and delivery of the Credit Agreement or the issuance of the Notes, nor the consummation of any other of the transactions therein contemplated, nor the fulfillment of the terms thereof will conflict with, result in a breach of, or constitute a default under, the charter or bylaws of the Borrower or the terms of any indenture or other agreement or instrument known to me and to which the Borrower is a party or by which the Borrower is bound, or any applicable law, order or regulation known to me to be applicable to the Borrower of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Borrower.

4.        No order, consent, authorization, approval, registration or qualification of or with any governmental agency or body having jurisdiction over the Borrower is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

5.        The form and terms of the Notes have been duly authorized and established by all necessary corporate action, and, when executed and delivered, will constitute valid and legally binding obligations of the Borrower (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity).

4

6.        To the best of my knowledge, there is no pending or overtly threatened action, suit or proceedings against the Borrower or any of its Subsidiaries, as such term is defined in the Credit Agreement, before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or, if likely to have a materially adverse effect upon the financial condition or operations of the Borrower, that is not disclosed in a filing by the Borrower with the Securities and Exchange Commission.

In giving the foregoing opinion, I have assumed that at the time of any Borrowing and the execution of the Notes that any such Borrowing was in accordance with any applicable debt limitations established by the Board of Directors of the Borrower. In addition, I have relied, as to certain matters of fact, upon certificates of responsible officers of the Borrower and public officials.

Very truly yours,

EXHIBIT E - FORM OF OPINION

OF SPECIAL COUNSEL TO THE AGENT

       [Closing Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

        under the Credit Agreement,

        as hereinafter defined (the “Agent”)

        and

The Lenders listed on Schedule I hereto

        which are parties to the Credit Agreement

        on the date hereof

Re:	Credit Agreement dated as of March [ ], 2011 (the “Credit Agreement”) among AT&T Inc. (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”), the Agent and the other agents parties thereto

Ladies and Gentlemen:

We have acted as special counsel to the Agent in connection with the preparation, execution and delivery of (a) the Credit Agreement and (b) the Notes delivered to the Lenders on the date hereof (together with the Credit Agreement, the “Credit Documents”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 3.02(b)(ii) of the Credit Agreement.

In connection with this opinion, we have examined:

(A)	the Credit Agreement, signed by the Company and by the Agent and certain of the Lenders; and

(B)	each other Credit Document, signed by the Company.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. In addition, we have examined, and have relied as to matters of fact upon, the representations made in the Credit Agreement.

In rendering the opinion set forth below, we have assumed the genuineness of all

-6-	[Closing Date]

signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each of the Lenders parties thereto, (2) (a) the Company is validly existing and in good standing under the laws of the State of Delaware and has duly authorized, executed and delivered the Credit Documents in accordance with its Certificate of Incorporation and Bylaws, (b) execution, delivery and performance by the Company of the Credit Documents do not violate the laws of the State of Delaware or any other applicable laws and (c) execution, delivery and performance by the Company of the Credit Documents do not constitute a breach or violation of any agreement or instrument which is binding upon the Company and (3) the Company is not an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that each Credit Document constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Documents which is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar

-7-	[Closing Date]

rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(D) the enforceability of any provision of any of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

(E) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP

Schedule I

THE LENDERS

EXHIBIT F-1 - FORM OF

TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [    ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T, Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201

EXHIBIT F-2 - FORM OF

TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [    ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T, Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201

EXHIBIT F-3 - FORM OF

TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [    ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T, Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201

EXHIBIT F-4 - FORM OF

TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March [    ], 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AT&T, Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201